Exhibit 10.25

Text of PRSU Grant Letter Agreement

This award letter agreement sets forth the terms and conditions of the performance restricted stock units (“PRSUs”) which have been granted to you by Flushing Financial Corporation (the “Company”), in accordance with the provisions of its 2014 Omnibus Incentive Plan, as amended (the “Plan”). Your award is subject to, and being provided to you in consideration for accepting, the terms and conditions set forth in the Plan, any rules and regulations adopted by the Committee (as defined in the Plan), and this award letter agreement.

1.	Grant of PRSUs

You have been granted a target award of a number of PRSUs set forth in the grant header information for this grant on the Shareworks online equity platform (“Target PRSUs”).  The number of PRSUs that you earn under this award (the “Earned PRSUs”) will depend on the extent to which the Performance Goals for the award (as set forth in Section 3) have been satisfied during the Performance Period for the award (as set forth in Section 2), and may be more or less than your Target PRSUs, depending on the level of performance achieved.  For each Earned PRSU, you will receive one share of the Company’s Common Stock (“Common Stock”) on the applicable settlement date for the PRSU, subject to your continued employment with the Company or one of its subsidiaries through the Settlement Date (as defined below) (except as otherwise provided in Section 4).  Any Target PRSUs in excess of the number of Earned PRSUs shall be forfeited as of the last day of the Performance Period.  You have also been awarded Dividend Equivalents on your PRSUs, as described more fully below.  You do not need to pay any purchase price to receive the PRSUs granted to you by this award letter.

2.	Performance Period

The Performance Period for this award is the period commencing on January 1, 2023 and ending on December 31, 2025.

3.	Performance Goals
(a)	General. The number of your Earned PRSUs will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals in accordance with Exhibit A (attached hereto). You may earn up to a maximum of 150% of your Target PRSUs based on attainment of the Performance Goals.
(b)	Committee Determination. All determinations of whether Performance Goals have been achieved, the number of the Earned PRSUs, and all other matters related to this Section 3 shall be made by the Committee in its absolute and sole discretion.

4.	Vesting and Settlement of PRSUs

(a)General.  Subject to any acceleration provisions provided in sub-Section (b) or (a) below, any Earned PRSUs will vest and be settled on the date (the “Settlement Date”) following the end of the Performance Period on which the Committee determines the extent to which the Performance Goals have been achieved, which determination shall occur no later than 2½ months after the end of the calendar year in which the Performance Period ends, provided that you are an employee of the Company or one of its subsidiaries on the Settlement Date.  On (or as soon as practicable after) the Settlement Date (but in no event later than 2½ months after the end of the calendar year in which the Performance Period ends), the Company will deliver to you one share of Common Stock for each of your Earned PRSUs being settled on such date.  The Common Stock delivered upon the settlement of your PRSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture.  The shares of Common Stock delivered upon the settlement of your PRSUs will have full voting and dividend rights and will entitle the holder to all other rights of a stockholder of the Company.
(b)Death or Disability. If your employment with the Company and its subsidiaries terminates by reason of death or Disability, all of your Target PRSUs (i.e., at the Target-level) will immediately vest and settle upon your termination of employment.  For this purpose, “Disability” means that you have been unable to perform the essential functions of your employment due to disability or incapacity for 270 consecutive days or such lesser period as may be determined by the Committee.
(c)Change in Control.  In the event that a Change in Control (as defined in the Plan) occurs prior to the last day of the Performance Period, 100% of your Target PRSUs (i.e., at the Target-level) will immediately vest and settle upon the occurrence of the Change in Control, if you are an employee of the Company or one of its subsidiaries at the time of such Change in Control.  In the event that a Change in Control occurs on or after the last day of the Performance Period, 100% of your Earned PRSUs will vest and be settled on the Settlement Date subject to achievement of the Performance Goals as set forth on Exhibit A hereto, if you are an employee of the Company or one of its subsidiaries at the time of such Change in Control.
(d)Forfeiture upon other Termination of Employment. If your employment terminates for any reason other than death or Disability, any of your PRSUs which have not vested prior to the termination of your employment will be forfeited.
(e)Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.
5.	Grant of Dividend Equivalents
(a)	Award of Dividend Equivalents. You have been awarded Dividend Equivalents with respect to each of your PRSUs covered by this award letter.
(b)	Cash Dividends. The Dividend Equivalents that you have been awarded entitle you to receive, at the time of settlement of your PRSUs, a cash payment equal to the amount (if any) of the cash dividend paid on a share of Common Stock that you would have received on each Earned PRSU during the Performance Period (or in the event of your death, Disability or Change in Control prior to the end of the Performance Period, on each Target PRSU) had such PRSU been settled on the grant date.
(c)	Stock Dividends. In the event the Company pays a dividend in Common Stock or other property, your Dividend Equivalents will entitle you to receive, for each of your Target PRSUs (whether or not vested), the amount of Common Stock or other property paid as a dividend on a share of Common Stock; provided, however, that such Common Stock or other property will be paid to you at the time of settlement of the underlying PRSU and to the same extent as the underlying PRSU. (In other words, if the PRSUs are earned at Target-level, 100% of the Dividend Equivalents will be paid; if the PRSUs are earned at maximum-level, 150% of the Dividend Equivalents will be paid; and if PRSUs are earned at threshold-level, 50% of the Dividend Equivalents will be paid). In addition, each Dividend Equivalent will be subject to the same restrictions, risk of forfeiture, and vesting and delivery provisions as the underlying PRSU with respect to which it was paid.
6.	Income Tax Withholding
(a)	You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, or local withholding tax liability arising with respect to your PRSUs. You can either make a cash payment to the Company of the required amount or you can elect to satisfy your withholding obligation by having the Company retain Common Stock having a value equal to the amount of your withholding obligation from the shares otherwise deliverable to you upon the settlement of such PRSUs.
(b)	You must make your election regarding the manner in which your withholding obligation will be satisfied on the Shareworks online equity platform. To make the election, go to the Stock Options and Awards screen and select Elect Release Method. If no election is made, the Company will withhold shares to satisfy the withholding election. To the extent your withholding obligation is not otherwise satisfied in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.
(c)	All cash payments of Dividend Equivalents will be net of any required withholding.
(d)	The amount of withholding tax retained by the Company or paid by you to the Company will be paid to the appropriate federal, state and local tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize and tax withheld with respect to your PRSUs and Dividend Equivalents will be reported on your Form W-2 in the year in which you recognize the income with respect to that portion of the award. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.
7.	Other Provisions of PRSUs

(a)	Voting. You will have no voting rights or other rights as a stockholder with respect to your PRSUs.
(b)	Transfer Restrictions. You may not sell, transfer, assign or pledge your PRSUs or any rights under this award. Any attempt to do so will be null and void.
(c)	Death. In the event of your death, any shares of Common Stock and other amounts you are entitled to receive under the Plan will instead be delivered to the legal representative of your estate.
8.	Administration of the Plan

The Plan is administered by the Committee. The Committee has the full authority and discretion to interpret the Plan and this award letter, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan. All decisions and acts of the Committee with respect to the administration and interpretation of the Plan are final and binding on all affected Plan participants.

It is intended that this award letter comply with the provisions of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and the regulations and guidance of general applicability issued thereunder so as to not subject you to the payment of additional interest and taxes under Section 409A, and in furtherance of this intent, this award letter shall be interpreted, operated and administered in accordance with these intentions.

9.	Amendments and Adjustments to your Award

The Plan authorizes the Committee to make amendments and adjustments to outstanding awards, including the PRSUs and Dividend Equivalents granted by this letter, in specified circumstances. Details are provided in the Plan.

These circumstances include the Committee’s right, in its sole discretion, to amend the Plan and/or outstanding awards, including this grant of PRSUs and Dividend Equivalents, without your consent, to the extent the Committee determines that such amendment is necessary or appropriate to comply with Section 409A.

10.	Effect on Other Benefits

Income recognized by you as a result of the grant, vesting, or settlement of PRSUs or the receipt of Dividend Equivalents will not be included in the formula for calculating benefits under the Company’s other benefit plans.

11.	Regulatory Compliance

Under the Plan, the Company is not required to deliver Common Stock (including upon the settlement of PRSUs) if such delivery would violate any applicable law or regulation or stock exchange requirement. If required by any federal or state securities law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.

12.	Clawback Policy

Notwithstanding any other provisions in this Agreement to the contrary, any Common Stock issued to you hereunder or under any award previously granted to you under the Plan, and/or any amount received with respect to any sale of any such Common Stock, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any Company clawback policy, as it may be in effect, or as may be adopted and/or modified, from time to time. You agree and consent to the Company’s application, implementation and enforcement of (a) such policy established by the Company that may apply to you and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and you expressly agree that the Company may take such actions as are necessary to effectuate the policy (as applicable to you) or applicable law without further consent or action being required by you. To the extent that the terms of this Agreement and any such policy conflict, then the terms of such policy shall prevail.

13.	Restrictive Covenants

You agree that at all times during your employment with the Company and/or its subsidiaries and for a period of one year thereafter, you will not, directly or indirectly, (i) solicit for employment, recruit or hire, or assist any other entity to solicit for employment, recruit or hire, either as an employee or a consultant, any employee, consultant or independent contractor of the Company or any of its subsidiaries who was an employee, consultant or independent contractor of the Company or any of its subsidiaries at any time during the 12 months preceding or following the termination of your employment, (ii) induce or attempt to induce, or assist any other entity to induce or attempt to induce, any employee, consultant or independent contractor of the Company or any of its subsidiaries who was an employee, consultant or independent contractor of the Company or any of its subsidiaries at any time during the 12 months preceding or following the termination of your employment, to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or its subsidiaries, or (iii) solicit, interfere with, divert or take away or attempt to interfere with, divert, or take away, or assist any other entity to interfere with, divert or take away  the business or patronage of (A) any of the clients, customers or accounts of the Company or any of its subsidiaries who were such at the time of the termination of your employment, or (B) prospective clients, customers or accounts of the Company or any of its subsidiaries who were such at any time during the 12 months preceding the termination of your employment (the entities listed in clauses (A) and (B) above are collectively referred to herein as the “Restricted Entities”).

For purposes of this Section 13, the term “solicit,” means initiating communication by any means, whether written or oral, including by means of electronic or internet-based communication via social media platforms or otherwise.

You acknowledge that in carrying out the business of the Company and its subsidiaries, you may learn confidential or proprietary information about the Company and its subsidiaries or third parties. Confidential or proprietary information includes, among other things, any nonpublic information concerning the Company or its subsidiaries, including their respective  business, financial performance, marketing or strategic plans, customers, and product pricing information, as well as any nonpublic information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed (collectively, “Confidential Information”). You agree that at all times during your employment with the Company and/or its subsidiaries and thereafter, you shall not disclose any Confidential Information outside of the Company or its subsidiaries or use such information for your own or someone else’s benefit.  You agree that such Confidential Information may be disclosed within the Company or its subsidiaries only to those individuals who need the information to carry out their business responsibilities.

If, at any time, the provisions of this Section 13 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 13 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and you agree that this Section 13 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

You acknowledge and agree that the restrictions contained in this Section 13 are reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Agreement without receiving the protective covenants contained in this Section 13. In the event of a breach or a threatened breach by you of any of the terms of this Section 13, the Company will be entitled to an injunction restraining you from such breach or threatened breach (without the necessity of providing the inadequacy as a remedy of money damages or the posting of bond); provided, however, that the right to injunctive relief will not be construed as prohibiting the Company from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach. In addition to any other rights or remedies available to the Company, any breach of these restrictions will result in an immediate forfeiture of your award and shall entitle the Company to recover any shares of Common Stock previously delivered to you and to recover the proceeds from the sale or disposition of any such shares.

14.	Data Privacy

By accepting this award you expressly consent to the collection, use and transfer, in electronic or other form, of your personal data by and among the Company, its subsidiaries and any broker or third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan, for the purpose of implementing, administering and managing your participation in the Plan. By accepting this award you waive any data privacy rights you may have with respect to such information. You may revoke the consent and waiver described in this paragraph by written notice to the Company’s Senior Vice President/Human Resources; however any such revocation may adversely affect your ability to participate in the Plan.

Very truly yours,

Maria A. Grasso

Senior Executive Vice President/COO and

Corporate Secretary

Exhibit A

Performance Goals

The PRSUs shall be earned, if at all, based on the achievement of the following two equally weighted Performance Goals during the Performance Period (i.e., the three-year period from January 1, 2023 through December 31, 2025), as determined by the Committee in its absolute and sole discretion:

Total Charge-offs

(Weighted at 50% of Target PRSU award)

Below Threshold	Threshold	Target	Maximum

Total Charge-offs	above 0.23%	0.23%	0.20%	0.17%
Earned PRSUs	0%	50%	100%	150%

“Total Charge-offs” means the net loans charged-off for the three year period divided by average loans over the same three year period.  PRSUs will be earned at the target-level for this metric if for the three-year Performance Period, Total Charge-offs are 20 basis points.

Increase Tangible Book Value per Share

(Weighted at 50% of Target PRSU award)

	Below Threshold	Threshold	Target	Maximum
Increase Tangible Book Value per Share	below 10.40%	10.40%	13.00%	14.30%
Earned PRSUs	0%	50%	100%	150%

“Increase Tangible Book Value” means the increase in tangible book value for the three-year Performance Period. PRSUs will be earned at the target-level for this metric if the Tangible Book Value increases 13.00% over the three-year Performance Period.

●	Performance below the threshold-level during the Performance Period results in no PRSUs being earned with respect to the applicable Performance Goal.

●	Performance above the maximum-level results in no more than the maximum PRSUs being earned with respect to the applicable Performance Goal.

●	Performance between the threshold-level and maximum-level will be calculated using linear interpolation.